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                                                                    EXHIBIT 10.6

                             EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made this 14th day of July, 1999, between BRIAZZ, Inc. a Washington corporation, ("Employer") and Charles William Vivian ("Employee").

                                   RECITALS

          A. Employer is in the business of preparing and serving food products. For the purposes of this Agreement, the term "Affiliate" means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Employer, whether through the ownership of voting securities, by contract or otherwise.

          B. As a condition precedent to and as an incentive to Employer to hire Employee, Employer and Employee wish to enter into this Agreement setting forth the terms and conditions of employment.

                                   AGREEMENT

          Based upon the consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

          1. Employment. Employer hereby employs Employee, and Employee agrees to be employed as President and Chief Operating Officer. Employee will report to the Chief Executive Officer of Employer, and Employee shall render such further services and duties as the Chief Executive Officer of Employer may reasonably require. Employee's base of operations shall be the Employer's offices in Seattle, Washington, although the position requires extensive travel. Employee acknowledges and agrees that Employer may move the base of its operations to another location and such move shall not violate this Agreement provided that such move is within fifty [50] miles of Employer's current offices. Employee shall devote his full time and attention to achieving the purposes of Employer and discharging his responsibilities. Employee shall comply with all rules, policies and procedures of Employer as modified from time to time, including, without limitation, rules and procedures set forth in the Employer's employee handbook as adopted and modified from time to time.
Employee shall perform all of his responsibilities in a way which is in complete compliance with all applicable laws. If requested by the shareholders of Employer to do so, Employee shall serve on the Board of Directors of Employer for no consideration other than that provided for in this Agreement.

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          2.   At Will Employment.  Employee's employment with Employer shall be at will and shall be for no specific term, and either Employee or Employer may terminate the employment relationship at any time, with or without cause or advance notice, subject to the provisions of Sections 5 and 6 regarding payments upon termination.

          3. Compensation. For the duration of Employee's employment hereunder, the Employee shall be entitled to compensation which shall be computed and paid pursuant to the following subparagraphs.

               3.1 Salary. For the duration of Employee's employment hereunder, Employee shall be paid an annual gross salary of one hundred and forty thousand dollars (U.S) ($140,000.00 USD) per year beginning with January 11, 1999, with the actual amount paid to be prorated for the actual period of employment and payable in equal installments in accordance with Employer's normal payroll practices, subject to appropriate deductions and withholding. In addition, Employer will adjust Employee's annual gross salary to one hundred and fifty two thousand dollars (U.S.) ($152,000.00 USD) on May 3, 1999, (to compensate Employee for additional costs associated with housing) with the actual amount paid to be prorated for the actual period of employment and payable in equal installments in accordance with Employer's normal payroll practices, subject to appropriate deductions and withholding.. Employer shall review Employee's salary on or about July 1, 1999 and every year of Employee's employment thereafter, as part of a review of Employee's performance and shall consider whether an increase in salary shall be made, provided however that the decision of whether to make any adjustments to salary is in the sole discretion of Employer and further provided that adjustments shall not decrease the amount of salary payable to Employee. As agreed, BRIAZZ will reimburse Employee's relocation costs up to $6,000 which will be subject to Federal Income Tax.

               3.2 Incentive Bonus. Employee shall be eligible to participate in an incentive bonus plan adopted by the Compensation Committee of the Board of Directors ("Compensation Committee"). Any such bonus program will provide for bonus based on performance against goals established by the Employer and other factors, per the discretion of the Compensation Committee.

Employee's annual bonus potential will be thirty percent (30%) of Employee's base salary. The actual amount of bonuses earned by Employee, if any, will be determined at the discretion of the Compensation Committee in accordance with a plan adopted by said committee, and such plan may provide that earned bonuses will be paid in cash compensation. The earned bonus for fiscal year 1999 will be prorated for the actual period worked. Employee understands and agrees that the Compensation Committee retains the right to modify or eliminate any bonus incentive plan it adopts from time to time, for any reason, and such modification may include, without limitation, the payment of the bonus in stock grants or options.

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               3.3  Stock Options.  Employee will receive a grant of 100,000 stock options on Employee's date of hire, subject to required corporate approvals, the terms and conditions of Employer's stock option plan and Employee's entry into a stock option agreement with Employer. The grant price of the options will be set at the February, 1999 Board Meeting. The stock option agreement between Employer and Employee shall provide that the term "cause" as used in Employer's stock option plan, shall have the same meaning as set forth herein. In the event of a merger, consolidation or liquidation of the company, Employee's stock options will vest according to the Amended 1996 - Briazz, Inc. Stock Option Plan.

          4.   Other Benefits.

               4.1 Certain Benefits. Employee shall be eligible to participate in employee benefit programs established by Employer for personnel on a basis commensurate with Employee's position and in accordance with Employer's policies from time to time, but nothing herein shall require the adoption or maintenance of any such plan. In addition, Briazz will reimburse employee for his January, 1999 COBRA costs. Employee's health insurance eligibility date is February 1, 1999 providing enrollment forms are completed.

               4.2 Paid Leave. For the duration of Employee's employment hereunder, Employee shall be provided paid leave in accordance with Employer's paid leave policies. Initially, Employee shall begin to accrue paid vacation leave on a pro rata basis with each pay period at the rate of three (3) weeks paid vacation leave annually. Employer may modify its paid leave policies from time to time at Employer's discretion. As agreed, Employee will be taking two
(2) weeks of paid vacation earlier than when the time will be accrued in May, 1999.

               4.3 Expenses. Employer shall reimburse Employee in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure. As agreed, Employee may also be reimbursed for reasonable travel costs to home in California of up to two (2) times per period. Employee may work travel plans around regular business trips to minimize expenses and schedule flight arrangements at least seven (7) days in advance to secure lower fares.

               4.4 Use of Company Car. Employer will provide Employee with use of a company car. Employee shall be responsible for taxes attendant to benefits provided under this provision, which Employer will treat as compensation. Employee's use of Company car shall in no way give Employee rights of ownership in the Company car. Employee shall comply with Employer's policies, procedures and regulations associated with use of Company vehicles, which policies, procedures and regulations may change from time to time at the discretion of Employer as well as all pertinent laws.

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          5.   Termination By Employer.

               5.1 For Cause. Employer shall have the right to immediately terminate Employee's services and this Agreement for Cause upon notice of termination. "Cause," as used herein, means any material breach of this Agreement by Employee which, if susceptible to cure, has not been cured after Employee has been given thirty (30) days to cure the breach; failure of Employee to satisfactorily perform Employee's responsibilities in the good faith discretion of the Board of Directors, provided that Employee is not assigned unreasonable responsibilities in view of his role as a president and chief operating officer and further provided that Employee has been given thirty (30) days to cure the failure and cure was not effected within that time period; failure of Employee to comply with policies and procedures of Employer; unethical practices; dishonesty; disloyalty; conduct which would constitute a criminal offense; or any reason that would constitute cause under the laws of the State of Washington.

Upon termination of Employee's employment hereunder for Cause or upon the death of Employee, all compensation described herein shall cease as of the termination date or, in the event of death, the last day of the month in which Employee's death occurred and Employee shall have no rights to any other compensation or payments.

               5.2 Without Cause. If Employer terminates Employee's employment without cause, Employer will provide Employee with monthly separation payments in the amount of Employee's base monthly salary at the time of termination for a period of twelve (12) months, provided that Employee executes and delivers to Employer a waiver and release of all claims in the form of Exhibit A herein accordance with its terms and conditions and does not revoke or rescind same. This severance agreement would also be honored if Employee's employment is terminated in the event of a merger, acquisition or liquidation.

Except as provided in this Section 5, upon termination by Employer without Cause, Employee shall not be entitled to any further compensation, payments or severance.

          6. Termination By Employee. Employee may terminate this employment relationship at any time. In the event of notice of termination by Employee, Employer may, at its option, elect to: permit Employee to continue performing some or all of his responsibilities of this Agreement until the end of the notice period; accelerate such termination date to any date at the discretion of Employer; or maintain the termination date provided by Employee but relieve Employee of some or all duties and authority after notice of termination has been provided. All compensation, payments and unvested benefits shall cease on the termination date.


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          7.   Confidential Information and Inventions.

               7.1 Confidential Information. Employee shall protect and hold in strictest confidence all Confidential Information and will not use, except in connection with Employer's work, disclose, or give to others, during or after Employee's employment, any of the Employer's Confidential Information or any Confidential Information of Affiliates, customers or consultants. "Confidential Information" is information about Employer or relating to Employer's business (or the business of its Affiliates, customers or consultants) that has economic value to Employer or Affiliates or is deemed proprietary and confidential by Employer, whether wholly or partially developed by Employee or provided to Employee, and whether embodied in a tangible medium or merely remembered, including, but not limited to, technical or non-technical data, formulas, recipes, compilations, programs, devices, drawings, processes, techniques, financial data, lists of customers or suppliers, specific terms of contracts and personnel information.

     All tangible items embodying or disclosing any of the Confidential Information shall be and remain the property of Employer. Upon termination of Employee's employment with Employer or at any time at Employer's request, Employee shall deliver to Employer, along with any other Employer property, all records of inventions, ideas, and works, and all materials and documents, and any copies in Employee's possession or control relating to Confidential Information. Employee understands that all property on Employer's premises, including computers and storage media, is subject to inspection at any time by Employer with or without notice.

               7.2    Inventions, Ideas, Patents and Copyrights

               7.2.1 Disclosure and Assignment of Inventions. Employee shall promptly disclose to Employer, and only to Employer, any invention, idea or work of Employee (developed alone or with others) conceived or made during the term of Employee's employment by Employer (or within three months after Employee's employment) in any way connected with Employee's employment, or otherwise related to Employer's actual or anticipated business, marketing, research or development. Subject to the limitations stated below, Employee hereby assigns to Employer all title and rights in and to all such inventions, ideas and works, whether previously existing or to be developed or created hereafter, including but not limited to all patents, rights to patents, trade secrecy rights, and copyrights, worldwide. Any such works made within the scope of employment are or will be "works made for hire" for Employer under the copyright laws, and the foregoing assignment will apply to any other works described above. Employee will cooperate with Employer and sign all papers deemed necessary by Employer to enable it to obtain, maintain, protect, enforce, and defend patents, copyrights, or other legal protections covering such inventions, ideas and works and to confirm Employer's exclusive ownership of all rights in them. Employee irrevocably appoints Employer as Employee's agent to execute and deliver any and all such assignments or other instruments Employee fails or refuses to execute and deliver promptly. Without limiting the preceding, Employee agrees that Employer may in its discretion edit, modify, recast, use, and promote any such inventions, ideas or works, and derivatives thereof, with or without the use of Employee's name or image.

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               7.2.2  License.  If and to the extent that Employee makes use, or has made use, in the course of Employee's employment, of any items or intellectual properties previously developed by Employee or developed by Employee outside of the scope of this Agreement, Employee hereby grants to Employer a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, use, sell, offer for sale, copy, distribute, import, modify, and otherwise to practice and exploit any and all such items and intellectual properties.

               7.2.3 Excluded Inventions. Employee has been given the opportunity to prepare and attach hereto a list of all inventions, patent applications and patents made or conceived by Employee prior to the date hereof, which are subject to prior agreement or which Employee desires to exclude from the Agreement. If no such list is attached, Employee hereby represents and warrants to Employer that there are no such inventions, patent applications or patents. Employee understands and acknowledges having been given notice herein that, in accordance with Employer's policy and Washington law, this Agreement does not apply to, and that Employee shall have no obligation to assign to Employer, any invention for which no Employer trade secrets and no equipment, supplies, or facilities of Employer were used and which as developed entirely on Employee's own time, unless: (i) the invention relates directly to the business of Employer, (ii) the invention relates to actual or demonstrably anticipated research or development work of Employer, or (iii) the invention results from any work performed by Employee for Employer.

          8. Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, Employee agrees that Employee's violation of
Section 7 of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages, and that an injunction may be granted by any court or courts having jurisdiction, restraining Employee from violation of the terms of this Agreement, upon any breach or threatened breach of Employee of obligations set forth in Section 7. The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Employee's breach of any provision of this Agreement, including Section 7.

          9. Dispute Resolution. Except for the right of Employer and Employee to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to employment or provisions of Employment Agreement shall be resolved in accordance with the provision regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any disputes. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures would include claims and dispute arising out of statutes such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, and similar state laws. Nothing in this provision is intended to restrict Employee from submitting any matter to an administrative agency with jurisdiction over such matter.

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               9.1  Mediation.  Employer and Employee will make a good faith attempt to resolve any and all claims and disputes by submitting them to mediation in Seattle, Washington before resorting to arbitration or any other dispute resolution procedure. The mediation of any claim or dispute must be conducted in accordance with the then-current American Arbitration Association ("AAA") national rules for the resolution of employment disputes pertaining to mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the parties to this agreement cannot agree on a mediator, then the mediator will be selected by the AAA in accordance with the criteria described in this provision. Within 30 days after the selection of the mediator, Employer and Employee and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either Employer or Employee may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding.

               9.2 Arbitration. If any claim or dispute has not been resolved by mediation under the Mediation Provisions of this Employment Agreement, then the claim or dispute will be determined by arbitration in Seattle, Washington in accordance with the then-current AAA national rules for the resolution of employment disputes pertaining to arbitration, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least 10 years has been, a partner, a shareholder, or a member in a law firm. If Employer and Employee cannot agree on an arbitrator, then the arbitrator will be selected by the AAA applying the criteria in this provision. No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery shall be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which, any dispute is subject to the dispute resolution provisions in this Agreement and the arbitrator may award any relief permitted by law. The arbitrator must base his or her award on the provisions of these dispute resolution provisions and applicable law and must render his or her award in a writing which includes an explanation of the reasons for the award. Judgment upon the reward may be entered by any court having jurisdiction of the matter and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this provision.

          10. Fees. Unless otherwise agreed, the prevailing party shall be entitled to its reasonable costs and attorneys' fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

          11. Disclosure. Employee agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Employee and authorizes Employer, at its election, to make such disclosure.

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          12.  Representation of Employee.  Employee represents and warrants to
Employer that Employee is free to enter into this Agreement and that Employee has no commitment, arrangement or understanding to or with any party which restrains or is in conflict with Employee's performance of the covenants, services and duties provided for in this Agreement. Employee agrees to indemnify Employer and to hold Employer harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee which, the foregoing representation and warranty to the contrary notwithstanding, shall be in violation, or shall constitute a breach, of any such commitment, arrangement or understanding.

          13. Conditions of Employment. Employer's obligations to Employee under this Agreement are conditioned upon Employee's timely compliance with requirements of the United States immigration laws.

          14. Assignability. This Agreement shall be binding upon Employee, Employee's heirs, personal representatives and permitted assigns and on Employer, its successors and assigns. During Employee's employment hereunder, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may in its sole discretion assign its rights and obligations under this Agreement without Employee consent to a successor by sale, merger or liquidation, if such successor carries on Employer's business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation.

          15. Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing, by registered or certified mail, to the Chief Executive Officer of Employer at BRIAZZ, Inc., 3901 7th Avenue South, Suite
200, Seattle, WA 98108. Notices to the Employee may, at the discretion of Employer, alternatively be hand delivered to Employee.

          16. Severability. In the event that any provision of this Agreement or compliance by any of the parties with any provision of this Agreement shall constitute a violation of any law, or be deemed unenforceable or void, then such provision, to the extent only that it is in violation of law, or is deemed void or unenforceable, shall be deemed modified to the extent necessary so that it is no longer unenforceable, void or in violation of law in the applicable jurisdiction and such provision shall be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, void or unenforceable, shall be deemed severable from the remaining provisions of this Agreement, which provisions shall remain binding on the parties.

          17. Entire Agreement. This instrument contains the entire agreement of the parties, and supersedes any prior or contemporaneous statements or understandings by or between the parties. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification on behalf of Employer must be signed by the Chairman and Chief Executive Officer of Employer. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, excluding choice of law provisions.

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          18.  Waiver of Breach.  The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

          19. Third-Party Beneficiaries. Affiliates of Employer are and shall be third-party beneficiaries of this Agreement.

BRIAZZ, INC.


/s/ VICTOR ALHADEFF

Victor Alhadeff
Chairman and Chief Executive Officer

Charles William Vivian


    /s/ CHARLES WILLIAM VIVIAN
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